UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 24, 2013

Compressco Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (405) 677-0221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation

On June 24, 2013, Compressco Partners, L.P. (the “Partnership”) drew down a total of $7.0 million on its revolving credit facility under the Credit Agreement dated June 24, 2011, as amended, with JPMorgan Chase Bank, N.A. (the “Credit Agreement”). See below for a further discussion of the Partnership’s revolving credit facility. The Partnership intends to use these proceeds to fund its ongoing capital expenditures related to the expansion of its domestic fleet of compressor units as a result of increased demand. Subsequent to the borrowing, the Partnership had $21.4 million outstanding under the credit facility.

Pursuant to the terms of the Credit Agreement, by and among the Partnership and certain of its subsidiaries and JPMorgan Chase Bank, N.A., the revolving credit facility includes a maximum credit commitment of $40.0 million, is available for letters of credit (at a sublimit of $5.0 million) and has a $20.0 million uncommitted expansion feature. Amounts borrowed under the revolving credit facility, including the advance reported above, are due and payable, together with all unpaid interest, fees and other obligations, on June 24, 2015, or earlier upon early repayment by the Partnership or exercise by the lender of its rights under the revolving credit facility.

The $21.4 million of borrowings under the revolving credit facility will bear interest at a weighted average rate of 2.5625% per annum. Generally, borrowings under the Partnership’s revolving credit facility bear interest at a rate per annum equal to, at the Partnership’s option, either (a) British Bankers Association LIBOR (adjusted to reflect any required bank reserves) for an interest period equal to one, two, three or six months (as selected by the Partnership) plus a margin of 2.25% per annum or (b) a base rate determined by reference to the highest of (1) the prime rate of interest announced from time to time by JPMorgan Chase Bank, N.A. or (2) British Bankers Association LIBOR (adjusted to reflect any required bank reserves) for a one-month interest period on such day plus 2.50% per annum. In addition to paying interest on outstanding principal under the Partnership’s revolving credit facility, the Partnership is required to pay a commitment fee, in respect of the unutilized commitments thereunder, of 0.425% per annum, paid quarterly in arrears. The Partnership is also required to pay customary collateral monitoring fees and letter of credit fees, including, without limitation, a letter of credit fee equal to the applicable margin on revolving credit LIBOR loans and fronting fees.

The foregoing description of the Credit Agreement, as amended, is qualified in its entirety by reference to (i) the full text of the Credit Agreement, a copy of which was attached as Exhibit 10.1 to the Form 8-K filed with the Securities and Exchange Commission on June 24, 2011, (ii) the First Amendment to Credit Agreement, a copy of which was attached as Exhibit 10.1 to the Form 8-K filed with the Securities and Exchange Commission on December 5, 2012, and (iii) the Second Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement, a copy of which was attached as Exhibit 10.1 to the Form 8-K filed with the Securities and Exchange Commission on May 14, 2013, all of which are incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compressco Partners, L.P.
By:	Compressco Partners GP Inc., its general partner
By:	/s/Ronald J. Foster
Ronald J. Foster
President
Date: June 28, 2013